UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 27, 2006
Spirit AeroSystems Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
3801 South Oliver, Wichita, Kansas 67210
(Address of principal executive offices)(zip code)
(316) 526-9000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On November 27, 2006, Spirit AeroSystems Holdings, Inc. (“Spirit Holdings” or “the Company”) entered into an amendment (the “Amendment”) to its Amended and Restated Credit Agreement dated as of July 20, 2005 (as amended), among Spirit AeroSystems Inc. (“Spirit”), as Borrower, Onex Wind Finance LP (“Onex Wind”), Spirit Holdings, as Parent Guarantor, the Lenders referred to therein, Citicorp North America, Inc., as Administrative Agent, Citigroup Global Markets Inc., as Sole Lead Arranger and Bookrunner, The Bank Of Nova Scotia and Royal Bank Of Canada, as Co-Arrangers and Co-Syndication Agents, The Bank Of Nova Scotia, as Issuing Bank, and Export Development Canada and Caisse de Dépôt et Placement du Québec, as Co-Documentation Agents (the “Original Credit Agreement”), and then the same parties (other than Onex Wind) entered into the Second Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”), dated as of November 27, 2006, amending and restating the Original Credit Agreement.
     As a result of the Amendment and the Amended and Restated Credit Agreement, the revolving credit facility (the “Revolver”) and the $700 million term loan B (the “Term Loan B,” and together with the Revolver, the “Senior Secured Credit Facilities”) were amended to, among other things, (i) eliminate the structure whereby Spirit borrows from an indirect subsidiary of Onex Wind and reflect the release of Onex Wind and its subsidiaries from all of their obligations under the Senior Secured Credit Facilities upon the assumption of the same by Spirit, (ii) replace the existing term loans under the Senior Secured Credit Facilities with term loans that are subject to substantially similar terms, with certain changes including a reduction of 0.5% percent in the applicable interest margins applicable thereto and an extension of the final maturity date from December 31, 2011 to September 30, 2013, (iii) increase the amount of the Revolver from $175 million to $400 million, (iv) replace the existing financial covenants (interest coverage, total leverage and capital expenditures) with a covenant limiting the maximum total secured leverage ratio of Spirit and its subsidiaries on a consolidated basis, (v) increase the capacity of Spirit and its subsidiaries to consummate permitted acquisitions and certain permitted investments up to an aggregate of $200 million, (vi) remove the mandatory prepayment requirements with respect to proceeds of equity issuances and (vii) reduce the percentage of excess cash flow for any fiscal year that is required to be utilized to make mandatory prepayments from 75% to 50% if the total leverage ratio of Spirit and its subsidiaries on a consolidated basis is greater than 2.5 to 1.0 as of the end of such fiscal year, and from 50% to 0% if the total leverage ratio of Spirit and its subsidiaries on a consolidated basis is equal to or less than 2.5 to 1.0 as of the end of such fiscal year.
     In connection with the Amendment and the Amended and Restated Credit Agreement, the Company repaid $100 million of the outstanding principal amount of Term Loan B on November 27, 2006, from the proceeds of the Company’s initial public offering (the “Offering”), which was consummated on that date.
     Certain of the lenders under the Amended and Restated Credit Agreement and their affiliates have provided certain commercial banking, financial advisory and investment banking (including underwriting) services to the Company and its affiliates in the past and may do so in the future. In particular, affiliates of Citicorp North America, Inc., The Bank of Nova Scotia, Royal Bank of Canada, Bank of America, N.A., Goldman Sachs Credit Partners L.P., Morgan

Stanley Bank, Credit Suisse, Cayman Islands Branch, Lehman Brothers Commercial Bank, Merrill Lynch Capital Corporation, UBS Loan Finance LLC, Deutsche Bank Trust Company Americas and Jefferies Finance LLC, each of whom is a lender under the Senior Secured Credit Facilities, acted as underwriters for the Offering. In addition, The Bank of New York, one of the lenders under the Senior Secured Credit Facilities, acts as the transfer agent and registrar for the Company’s class A common stock. Such parties received, and expect to receive, customary fees and commissions for these services.
     The foregoing description of the material terms of the Amendment and the Amended and Restated Credit Agreement is qualified in its entirety by reference to the Amendment and the Amended and Restated Credit Agreement, copies of which are included as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The response to Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits.

10.1	Amendment dated as of November 27, 2006, to the Amended and Restated Credit Agreement, dated as of July 20, 2005, among Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems Holdings, Inc.), Onex Wind Finance LP, the guarantors party thereto, Citicorp North America, Inc. and the other lenders party thereto.

10.2	Second Amended and Restated Credit Agreement, dated as of November 27, 2006, among Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems Holdings, Inc.), the guarantors party thereto, Citicorp North America, Inc. and the other lenders party thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.
Date: December 1, 2006	By:	/s/Gloria Farha Flentje
Gloria Farha Flentje
Vice President, General Counsel and Secretary